DRAFT FOR DISCUSSION PURPOSES

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement of UC Investment Trust on Form N-1A of our report dated July 21, 1999 on our audit of the financial statements and financial highlights of the UC Investment Fund, which report is included in the Annual Report to Shareholders for the period ended May 31, 1999, which is included in the Statement of Additional Information in this Post-Effective
Amendment to the Registration Statement. We also consent to the references to our Firm under the caption "Financial Highlights" in the Prospectus and under the captions "Auditors" and "Financial Statements" in the Statement of Additional Information in this Post-Effective Amendment No. 2 to the Registration Statement of UC Investment Trust on Form N-1A.


                                        PricewaterhouseCoopers LLP
Columbus, Ohio
September 30, 1999